UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Mobile Global Esports, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Mobile Global Esports, Inc.

Amendment and Supplement to the Proxy Statement

For the Annual Meeting of Stockholders

To be Held on March 25, 2024 (postponed from March 11, 2024)

EXPLANATORY NOTE

On February 13, 2024, Mobile Global Esports, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for its annual meeting of stockholders to be held on March 11, 2024 (the “Annual Meeting”), which was postponed on March 11, 2024 to Monday, March 25, 2024, at 9:00 a.m. EDT.

On March 8, 2024, the board of directors of the Company approved changes to the Company’s amended and restated bylaws, pursuant to which a quorum for a stockholder’s meeting will constitute one-third of the shares entitled to vote at a meeting of stockholders.

The Company is voluntarily amending and supplementing the Proxy Statement with the information provided in this amendment and supplement to the Proxy Statement (the “Amendment and Supplement”) to clarify the quorum requirements for the Annual Meeting.

Any proxies submitted by stockholders before the date of this Amendment and Supplement will be voted as instructed on those proxies, unless a stockholder changes his or her vote by submitting a later dated proxy. Stockholders should follow the instructions described in the Proxy Statement regarding how to submit proxies or vote at the Annual Meeting.

THIS AMENDMENT AND SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Section references in the below disclosures are to sections in the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement.

Amendments and Supplemental Disclosure

Proxy Statement

The text under the heading “Questions and Answers about this Proxy Material and Voting—What Constitutes a Quorum?” is amended and restated as follows (new text in bold and underline):

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when one-third of the shares entitled to vote as of the Record Date are represented in person or by proxy. Thus, 7,063,865 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.